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                                    EXHIBIT 5

                            Payless ShoeSource, Inc.
                              3231 East 6th Street
                                  P.O. Box 1189
                            Topeka, Kansas 66601-1189
                                 (913) 233-5171

                                Executive Offices


William J. Rainey                                             Law Department
Senior Vice President                                         (913) 295-2434
General Counsel & Secretary                                   (913) 368-7524 Fax



                                 April 25, 1997

Payless ShoeSource, Inc.
3231 E. 6th Street
Topeka, Kansas 66607-2207

Gentlemen:

         I am Senior Vice President and General Counsel of Payless ShoeSource, Inc., a Missouri corporation (the "Company"). In that capacity, I have acted as counsel for the Company in connection with the registration, pursuant to a registration statement on Form S-8 (the "Registration Statement"), of 5,187,808 shares (the "Shares") of common stock, par value of $.01 per share, of the Company which may be made the subject of options, stock appreciation rights, restricted stock, and performance units that may be granted under the Payless ShoeSource, Inc. 1996 Stock Incentive Plan, as amended (the "Plan") to employees of the Company and its subsidiaries.

         In connection therewith, I or attorneys under my supervision have examined the originals, or certified, conformed or reproduction copies of:

           (i) resolutions approving the Plan and authorizing the preparation and filing of the Registration Statement;

           (ii)     the Registration Statement;

           (iii)    the Plan;

           (iv)     the Restated Articles of Incorporation of the Company; and

           (v)      the Amended and Restated Bylaws of the Company.


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         I, or attorneys under my supervision, have also made such other factual and legal investigations as I have deemed necessary and appropriate in order to render the opinion hereinafter expressed. In such examination, I or the attorneys under my supervision have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified copies or photocopies. As to any facts material to the opinion set forth below which were not independently established or verified, I or the attorneys under my supervision have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and that such Shares, when issued, sold and delivered as authorized in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement and to all references to the undersigned in the Registration Statement and all amendments thereto.

         The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person or entity. It may not be quoted in whole or in part without my prior consent.

                                       Very truly yours,


                                      /s/ William J. Rainey
                                          William J. Rainey
                                          Senior Vice President
                                            and General Counsel


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